Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of DWS Income Trust on Form N-1A (“Registration Statement”) of our report dated December 21, 2010 relating to the financial statements and financial highlights which appears in the October 31, 2010 Annual Report to Shareholders of DWS Short Duration Fund (to be renamed “DWS Ultra-Short Duration Fund”, effective April 15, 2011), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 14, 2011